Exhibit 99.2

Notice of Acceleration of Incentive Stock Options

Notice of Acceleration of Non-Qualified Stock Options

The Compensation Committee of AirTran Holdings, Inc. is hereby waiving any remaining service or other vesting requirements that must be met in order for your incentive stock option (ISO) award and/or your non-qualified stock option (NQSO) to become vested and fully exercisable. This action is being taken pursuant to the authority granted to the Compensation Committee by its charter and the applicable plan document.

If your ISO/NQSO award was granted under the 2002 Long-Term Incentive Plan, the above references to the Compensation Committee shall instead be read to refer to the Board of Directors, and the plan and any applicable award agreement(s) shall be amended to the extent necessary to accelerate vesting as provided in this Notice.

What Does This Mean?

This acceleration of vesting of your ISO award means that you have the right to exercise your ISO immediately or at any time on or before its normal expiration date. All other terms of your award will remain in full force and effect.

This acceleration of vesting of your NQSO award means that you have the right to exercise your NQSO immediately or at any time on or before its normal expiration date. All other terms of your award will remain in full force and effect

How Does This Affect the Taxability of My Award?

This acceleration of vesting of your NQSO award will not affect the taxability of your award.

In most cases, this acceleration of vesting of your ISO award will not affect the taxability of your award.

There is, however, one circumstance under which the taxation of your ISO award may be affected. If the value of shares of company stock as to which all ISOs held by an individual first become exercisable in any calendar year exceed $100,000, then a portion of the ISOs may be re-characterized as nonqualified stock options. Please see the explanation of this special rule below.

What Is the Special Rule for ISOs Exceeding the $100,000 Limit?

The value of shares of company stock as to which all ISOs held by an individual first become exercisable in any calendar year may not exceed $100,000, based upon the fair market value of the stock on the date each ISO was granted. Any ISOs exceeding this $100,000 limit will lose some of their favorable tax benefits and be recharacterized as non-qualified stock options. This means that if, as a result of normal vesting provisions or this or any other acceleration of vesting on ISO awards held by you, you first receive the right during this calendar year to exercise certain ISOs and the value of the AirTran stock represented by those newly exercisable ISOs had a value at date of grant of more than $100,000, then the portion of the newly exercisable ISOs in excess of $100,000 will become non-qualified stock options. If more than one ISO is held by you, the options are taken into account in the order granted (and those granted earlier will first be given ISO status). For example:

Example: On April 30, 2004, an optionee is granted an ISO covering 10,000 shares valued at date of grant at $12.21 per share, which becomes exercisable 25% per year over four years. On April 30, 2005, 25% of the optionee’s award (2,500 shares) becomes exercisable in accordance with its normal vesting schedule.

On October 1, 2005, the Committee waives the remaining vesting requirements, causing the remaining 75% of the optionee’s award (7,500 shares) to become exercisable. The value of ISOs which first become exercisable in the 2005 calendar year totals $122,100 (based on their grant date value: 10,000 x $12.21= $122,100). As a result, 1,810 (the $22,100 excess, divided by the grant price of $12.21 = 1,810) of these ISOs which vest on October 1, 2005, will be recharacterized as non-qualified options.

If a portion of your ISOs is recharacterized as a non-qualified stock option, you will still need to notify the company of your intent to exercise the option and arrange for payment of the exercise price as provided in your award agreement, the plan document and any procedures adopted by the Compensation Committee.

How is a Non-Qualified Stock Option Taxed?

If a portion of your ISO award is recharacterized as a nonqualified stock option pursuant to the above rules, the taxation of your award will change. You will be taxed on a non-qualified stock option when you exercise it. The “bargain” element of the non-qualified stock option (i.e., an amount equal to the excess of the fair market value on the date of exercise of the AirTran shares being exercised over the aggregate option exercise price for those shares) will be treated as ordinary compensation income to you. This compensation income is subject to tax at your then current income tax rate. As a result, you will be responsible for any withholding taxes that must be paid with respect to the exercise of the non-qualified stock option.

Upon the sale (or taxable exchange) of the AirTran shares that were acquired through a non-qualified option, you will realize capital gain or loss measured by the difference between the net sale price received (or the fair market value of the property received in the exchange) and your tax basis in the shares sold (or exchanged). That capital gain or loss will be long-term capital gain or loss if the holding period for those shares is more than one year, and short-term capital gain or loss if the holding period for those shares is not more than one year. If you pay the exercise price of the non-qualified stock option in cash, your tax basis in the shares received will be equal to the sum of (a) the exercise price and (b) the amount of compensation income that you recognized as the result of the exercise of the non-qualified option. In other words, the tax basis of the shares will be equal to the fair market value of the shares on the date the option was exercised.

Is There Anything I Need to Do?

The above discussion does not address any state income tax effects of plan participation or acceleration of vesting under this notice. You are encouraged to consult with your personal tax advisor for specific advice about the Federal and state tax effects of participation in the plan and acceleration of vesting under this notice.

In order for it to become effective, you must consent to the acceleration of vesting on your ISO award.

Please sign and return the attached “Consent to Acceleration of ISO Vesting” to the legal department on or before September 13, 2005. If you do not return your form by the deadline, the vesting of your ISO award will not be accelerated and your award will continue to vest as originally provided in the applicable award agreement and plan.

If you have any questions regarding the acceleration of your ISO award, or any of the information contained in this notice, please contact Dick Magurno.